Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of September 12, 2024 (the “Amendment Effective Date”), by and between DZS Inc. (the “Company”), and Misty Kawecki (the “Executive”), collectively, the “Parties.”
WHEREAS, the Company and Executive entered into that certain Employment Agreement (the “Agreement”) dated August 2, 2021, and
WHEREAS, the Parties desire to amend Paragraph 8(b) of the Agreement in the manner reflected herein, and
WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved the Amendment to the Agreement in the manner reflected herein.
NOW THEREFORE, in consideration of the premises and mutual covenants and conditions herein, the Parties, intending to be legally bound, hereby agree as follows, effective as of the Amendment Effective Date:
1.    Compensation in the event of Termination. The first sentence of Paragraph 8(b) of the Agreement is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):
“In the event Executive’s employment is terminated pursuant to Section 7(a)(iv) or (v), Executive shall be entitled to receive, as her sole and exclusive remedy, (i) payment of any earned but unpaid Annual Salary through the date of termination, as well as any accrued vested benefits and unreimbursed business expenses to which Executive is entitled, (ii) (x) salary continuation payments of six (6) months of Executive’s Annual Salary as in effect immediately prior to the date of termination, plus (y) a lump sum amount equal to the bonus earned by Executive pursuant to Section 4(b) for the calendar quarter in which the date of termination occurs to be determined based on actual performance for such quarter, which such amounts shall be paid in exchange for a standard release of claims and (iii) if the Executive elects COBRA continuation coverage of medical and/or dental benefits and payments for the twelve (12) months following the date of termination, Company will pay such COBRA employee premiums only after the Executive has signed and returned all required COBRA Election forms within the time frame outlined in the applicable COBRA packet (subject to the terms noted below).”

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2.    Restrictive Covenant. Paragraph 11(a) of the Agreement is hereby deleted and replaced in its entirety with the following (with all capitalized terms having the meaning originally ascribed thereto in the Agreement):
“(a) During the term of Executive’s employment with the Company, and for a period of six (6) months immediately following the termination of such employment (the “Non-Competition Restricted Period”), Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other individual or entity other than the Company: (i) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business (as defined below), (ii) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business, or (iii) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise) (x) which involves the same or similar types of services Executive performed for the Company at any time during the last two years of Executive’s employment with the Company or (y) in which Executive could reasonably be expected to use or disclose Proprietary Information, in each case (i), (ii), or (iii) in the Restricted Territory (as defined below).”
3.    Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.
4.    Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to Employment Agreement effective as of the Amendment Effective Date.

DZS INC.	EXECUTIVE
By: /s/ Charlie Vogt Name: Charlie Vogt Title: Chief Executive Officer	/s/ Misty Kawecki Misty Kawecki

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